Exhibit 10.1

FOURTH AMENDMENT
TO THE
PLUM CREEK PENSION PLAN

The Plum Creek Pension Plan (“Plan”), as amended and restated effective January 1, 2012 (“2012 Restatement”), is amended as follows, pursuant to Section 12.1 of Parts A and B of the Plan, effective March 27, 2015:

1.	Section 7.1 Vesting, in Parts A and B of the Plan, are each amended by adding the following at the end thereof:

Further notwithstanding the foregoing, each Participant who was involuntarily terminated on or after March 27, 2015, and before March 31, 2015, due to the Meridian, Idaho mill closure, and whose employment was not terminated for cause, shall be 100 percent vested.

2.	Section 7.1 Vesting, in Parts A and B of the Plan, are each amended by replacing the first sentence in the second paragraph with the following:

In addition, each Participant shall have a 100 percent vested nonforfeitable right to his or her Accrued Benefit on the date he or she attains age 65, provided he or she is an Employee on or after such date.

IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to the Plan to be executed on this 26th day of March, 2015.

PLUM CREEK TIMBERLANDS, L.P. By PLUM CREEK TIMBER I, L.L.C., Its General Partner

/s/ Christine Wiltz	By: /s/ David W. Lambert
Witness	David W. Lambert Senior Vice President and Chief Financial Officer

/s/ Christine Wiltz	By: /s/ James A. Kraft
Witness	James A. Kraft Senior Vice President General Counsel and Corporate Secretary

/s/ Christine Wiltz	By: /s/ Barbara Crowe
Witness	Barbara Crowe Vice President, Human Resources